___________ ______________________ _________________________ ______________	EXHIBIT 10.14

___________ ___________

[GRAPHIC]

March 29, 2004

Christine Gray-Smith

10927 Derrydown Way

San Diego, CA 92130

Dear Chris:

CoTherix, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial title will be Executive Vice President, Chief Financial Officer, and you will initially report to the Company’s Chairman & CEO. This is a full-time position. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $245,000 per year, payable in accordance with the Company’s standard payroll schedule. In addition, to the extent that the Company establishes an incentive bonus plan for its officers, you will be eligible to participate in such incentive bonus plan, with a target bonus amount of 30% of your annual base salary. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors.

The incentive bonus for any fiscal year (if any) will be paid after the Company’s books for that year have been closed and will be paid only if your are employed by the Company at the time of payment. The determinations of the Company’s Board of Directors with respect to any of your bonuses will be final and binding.

3. Expenses Related to Re-locating to the San Francisco Bay Area. You agree that you will permanently move to the San Francisco Bay Area within 6 months following your employment commencement date with the Company. The Company will reimburse you in an amount not to exceed $25,000 for your documented expenses related to moving your household items San Diego to the San Francisco Bay Area and temporary storage of such goods. The Company will also reimburse to you an after-tax amount not to exceed $85,000 for

Christine Gray-Smith

March 29, 2004

your documented real estate commission paid by you to a broker and other seller-based closing costs for the sale of your home in San Diego and your documented closing expenses, including up to one point, related to your purchase of a home in the San Francisco Bay Area that occurs within 12 months following your employment commencement date with the Company. In the event that you resign from employment with the Company within 12 months following your employment commencement date, you agree that you will repay to the Company all amounts paid to you or on your behalf pursuant to this Section 3 within seven days following your last date of employment with the company; provided, however, that if you are subject to an Involuntary Termination (as defined in Section 5 below) that occurs within 12 months following a Change in Control (as defined in Section 5 below) and within 12 months following your employment commencement date with Company, you do not have to repay to the Company the amounts paid to you or on your behalf pursuant to this Section 3.

4. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in all Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with Company’s vacation policy, as in effect from time to time.

5. Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 246,000 shares of the Company’s Common Stock. This option will be subject to the terms and conditions applicable to options granted under the Company’s 2000 Stock Plan ( the “Plan”), as described in the Plan and the applicable Stock Option Agreement. This option may be immediately exercisable, but the unvested portion of the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates for any reason before you vest in the shares. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

If the Company is subject to a Change in Control (as defined in the applicable Stock Option Agreement) before your service with the Company terminates and you are subject to an Involuntary Termination (as defined below) within 12 months after that Change in Control, then the vested percentage of your option shares will be determined by adding another 12 months to the actual period of service that you have completed with the Company.

For all purposes under this letter agreement, “ Involuntary Termination” means either (a) involuntary discharge by the Company for reasons other that Cause or (b) voluntary resignation following (i) a change in your position with the Company that materially reduces your level of authority or responsibility, (ii) a reduction in your base salary by more that 10% or (iii) receipt of notice that your principal workplace will be relocated more that 30 miles.

For all purposes under this letter agreement, “Cause” means (a) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) a material breach of any agreement between you and the Company, (c) a material failure to comply with the Company’s written policies or

Christine Gray-Smith

March 29, 2004

rules, (d) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (e) gross negligence or willful misconduct or (f) a continued failure to perform assigned duties after receiving written notification of such failure from the Company’s Board of Directors. The foregoing, however, is not an exclusive list of all acts or omissions that the Company may consider as grounds for discharging you without Cause.

6. Severance Pay. If the Company terminates your employment for any reason other than Cause, then (a) the Company will continue to pay your base salary for a period of 6 months following the termination of your employment; (b) you will become vested in an additional number of option shares, as if you provided an additional 6 months of service following your employment termination date (“Termination Acceleration”), and if the Company’s termination of your employment without Cause occurs within the first 6 months of your employment with the Company, then the 12-month cliff vesting requirement that applies to your option will be removed and you will become vested in 1/48th of the option shares upon the completion of each month of service from the first date of your employment with the Company (“Cliff Removal Acceleration”); and (c) to the extent that you are eligible for COBRA coverage and elect COBRA coverage, the Company will pay your COBRA premiums for a period of 6 months following the termination of your employment. You will receive the Termination Acceleration described in this Section 6 only if you do not receive the vesting acceleration described in Section 5. However, this Section 6 will not apply unless you (a) resign as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, (b) sign a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (c) have returned all Company property.

7. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

8. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will”, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

9. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without

Christine Gray-Smith

March 29, 2004

the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

10. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

11. Entire Agreement. This letter agreement supersedes and replaces any prior agreements, representations and understandings, whether written, oral or implied, between you and the Company.

12. Assignment. This letter agreement shall be binding upon and shall inure to the benefit of any successors or assigns of the Company.

13. Arbitration. You and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery authorized by the California Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration will take place in San Mateo County or, at your option, the county in which you primarily worked with the Company at the time when the arbitrable dispute or claim first arose.

You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Both the Company and you will be responsible for their own attorney’s fees, and the arbitrator may not award attorney’s fees unless a statute or contract at issue specifically authorizes such an award.

Christine Gray-Smith

March 29, 2004

The foregoing notwithstanding, this arbitration provision does not apply to (a) workers’ compensation or unemployment insurance claims or (b) claims concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between you and the Company).

If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provisions of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on April 5, 2004. As required by law, your employments with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before April 19, 2004.

If you have any questions, please call me at 650-808-6502.

Very truly yours,

COTHERIX, INC.

/s/ Donald J. Santel

By: Donald J. Santel
Title: President and COO

Cc: W. Scott Harkonen, Chairman and CEO

I have read and accept this employment offer:

/s/ Christine Gray-Smith

Signature of Christine Gray-Smith

Dated: 3/30/04

Christine Gray-Smith

March 29, 2004

Attachment

Exhibit A: Proprietary Information and Inventions Agreement